Exhibit 99.1

South Plains Financial, Inc. Reports First Quarter 2026 Financial Results

LUBBOCK, Texas, April 28, 2026 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today reported its financial results for the quarter ended March 31, 2026.

First Quarter 2026 Highlights

●	Net income for the first quarter of 2026 was $14.5 million, compared to $15.3 million for the fourth quarter of 2025 and $12.3 million for the first quarter of 2025.
●	Diluted earnings per share for the first quarter of 2026 was $0.85, compared to $0.90 for the fourth quarter of 2025 and $0.72 for the first quarter of 2025.
●	Average cost of deposits for the first quarter of 2026 was 197 basis points, compared to 201 basis points for the fourth quarter of 2025 and 219 basis points for the first quarter of 2025.
●	Net interest margin, on a tax-equivalent basis, was 4.04% for the first quarter of 2026, compared to 4.00% for the fourth quarter of 2025 and 3.81% for the first quarter of 2025.
●	Return on average assets for the first quarter of 2026 was 1.31%, compared to 1.36% for the fourth quarter of 2025 and 1.16% for the first quarter of 2025.
●	Tangible book value (non-GAAP) per share was $29.65 as of March 31, 2026, compared to $29.05 as of December 31, 2025 and $26.05 as of March 31, 2025.
●	The consolidated total risk-based capital ratio, common equity tier 1 risk-based capital ratio, and tier 1 leverage ratio at March 31, 2026 were 17.61%, 14.80%, and 12.68%, respectively.
●
As previously reported, the Company completed the merger of BOH Holdings, Inc. (“BOH”) with and into South Plains, with South Plains continuing as the surviving corporation, and the merger of BOH’s wholly-owned subsidiary, Bank of Houston, with and into City Bank, with City Bank continuing as the surviving bank, all effective on April 1, 2026. As of March 31, 2026, BOH had total assets of $685.0 million, total loans of $631.9 million, and total deposits of $595.6 million.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “We delivered solid first quarter results driven by strong profitability, improving credit quality, and continued discipline across our balance sheet. Alongside the successful completion of the BOH acquisition, we continued to execute our organic growth strategy as we continue to focus on adding experienced lenders across our attractive Texas markets who bring deep local relationships and align with our culture. We believe what differentiates South Plains is our ability to combine the scale, product capabilities, and capital strength of a larger institution with the credit discipline and relationship-based approach of a true community bank. As consolidation across the Texas banking landscape continues, we are seeing increased opportunities to attract both customers and talented bankers seeking stability, local leadership, and consistent execution. While the near-term economic environment remains uncertain and a headwind to loan growth, we are confident in our strategy, our team, and our ability to continue to create long-term value for our shareholders.”

Results of Operations, Quarter Ended March 31, 2026

Net Interest Income

Net interest income was $42.9 million for the first quarter of 2026, compared to $43.0 million for the fourth quarter of 2025 and $38.5 million for the first quarter of 2025. Net interest margin, calculated on a tax-equivalent basis, was 4.04% for the first quarter of 2026, compared to 4.00% for the fourth quarter of 2025 and 3.81% for the first quarter of 2025. The average yield on loans was 6.83% for the first quarter of 2026, compared to 6.79% for the fourth quarter of 2025 and 6.67% for the first quarter of 2025. The average cost of deposits was 197 basis points for the first quarter of 2026, which is 4 basis points lower than the fourth quarter of 2025 and 22 basis points lower than the first quarter of 2025.

Interest income was $62.6 million for the first quarter of 2026, compared to $63.4 million for the fourth quarter of 2025 and $59.9 million for the first quarter of 2025. Interest income decreased $789 thousand in the first quarter of 2026 from the fourth quarter of 2025. This decrease was primarily attributable to a decline of $648 thousand in interest income on securities and other interest-earning assets resulting from the decrease in short-term interest rates that occurred during the fourth quarter of 2025. Interest income increased $2.7 million in the first quarter of 2026 compared to the first quarter of 2025. This increase was primarily due to an increase in average loans of $55.6 million and an increase of 16 basis points in loan yield during the period, resulting in growth of $2.1 million in loan interest income over the respective periods.

Interest expense was $19.8 million for the first quarter of 2026, compared to $20.5 million for the fourth quarter of 2025 and $21.4 million for the first quarter of 2025. Interest expense decreased $691 thousand compared to the fourth quarter of 2025 and decreased $1.6 million compared to the first quarter of 2025. The $691 thousand decrease was primarily a result of an 11 basis point decline in the cost of interest-bearing deposits in the first quarter of 2026 as compared to the fourth quarter of 2025, partially offset by an increase of $80.5 million in average interest-bearing deposits during that time. The $1.6 million decrease was primarily the result of a 29 basis point decline in the cost of interest-bearing deposits, partially offset by an increase of $159.9 million in average interest-bearing deposits in the first quarter of 2026 as compared to the first quarter of 2025, and a reduction in interest expense of $592 thousand as a result of the $50 million subordinated debt redemption in September 2025.

Noninterest Income and Noninterest Expense

Noninterest income was $11.3 million for the first quarter of 2026, compared to $10.9 million for the fourth quarter of 2025 and $10.6 million for the first quarter of 2025. The increase from the fourth quarter of 2025 was primarily due to an increase of $1.5 million in mortgage banking revenues, mainly as a result of the change in the fair value adjustment of the mortgage servicing rights assets – a write-up of $250 thousand in the first quarter of 2026 compared to a write-down of $665 thousand in the fourth quarter of 2025 – based on interest rate changes during the respective quarters. Additionally, there was an $801 thousand loss in a Small Business Investment Company (“SBIC”) investment during the first quarter of 2026 due to negative performance of one of the companies in the fund. The increase in noninterest income for the first quarter of 2026 as compared to the first quarter of 2025 was primarily due to an increase of $1.8 million in mortgage banking revenues, mainly as a result of the change in the fair value adjustment of the mortgage servicing rights assets – a write-up of $250 thousand in the first quarter of 2026 compared to a write-down of $1.6 million in the first quarter of 2025 – based on interest rate changes during the respective quarters and the above noted loss of $801 thousand in SBIC income.

Noninterest expense was $35.5 million for the first quarter of 2026, compared to $33.0 million for the fourth quarter of 2025 and $33.0 million for the first quarter of 2025. Changes from the fourth quarter of 2025 included an increase of $1.8 million in personnel expense, based on annual salary adjustments and higher incentive-based compensation expense, and an increase of $542 thousand in professional service expenses. There was approximately $1.5 million of acquisition-related expenses in the first quarter of 2026, of which $1.2 million was for professional services, as compared to approximately $500 thousand in the fourth quarter of 2025, all of which was for professional services. The $2.5 million increase in noninterest expense for the first quarter of 2026 as compared to the first quarter of 2025 was largely the result of an increase of $713 thousand in personnel expenses, mainly the result of annual salary adjustments and the new lender hiring initiative, and an increase in professional service expenses of $1.2 million, predominately from the acquisition-related expenses in the first quarter of 2026 noted above.

Loan Portfolio and Composition

Loans held for investment were $3.10 billion as of March 31, 2026, compared to $3.14 billion as of December 31, 2025 and $3.08 billion as of March 31, 2025. The decrease of $41.0 million, or 1.3%, during the first quarter of 2026 as compared to the fourth quarter of 2025 occurred primarily as a result of the expected early payoff of a $29.7 million multi-family property loan and the seasonal net paydowns on agricultural operating loans of $24.4 million, partially offset by organic loan growth. As of March 31, 2026, loans held for investment increased $27.7 million as compared to March 31, 2025, primarily as a result of organic growth broadly across the loan portfolio, partially offset by a decrease of $111.0 million in multi-family property loans.

Deposits and Borrowings

Deposits totaled $4.03 billion as of March 31, 2026, compared to $3.87 billion as of December 31, 2025 and $3.79 billion as of March 31, 2025. Deposits increased by $153.5 million, or 4.0%, in the first quarter of 2026 from December 31, 2025. Deposits increased by $235.1 million, or 6.2%, at March 31, 2026 as compared to March 31, 2025. Noninterest-bearing deposits were $1.03 billion as of March 31, 2026, compared to $1.0 billion as of December 31, 2025 and $966.5 million as of March 31, 2025. Noninterest-bearing deposits represented 25.7% of total deposits as of March 31, 2026. The quarterly and year-over-year change in total deposits was due to organic growth in both retail, commercial, and public fund deposits.

Asset Quality

The Company recorded a provision for credit losses in the first quarter of 2026 of $260 thousand, compared to $1.8 million in the fourth quarter of 2025 and $420 thousand in the first quarter of 2025. The decrease in provision for the first quarter of 2026 as compared to the fourth quarter of 2025 was largely attributable to the decrease in loan balances noted above, a decrease of $4.8 million in nonperforming loans, and a decrease of $460 thousand in loan net charge-offs during the compared quarters.

The ratio of allowance for credit losses to loans held for investment was 1.44% as of March 31, 2026, compared to 1.44% as of December 31, 2025 and 1.40% as of March 31, 2025.

The ratio of nonperforming assets to total assets was 0.13% as of March 31, 2026, compared to 0.26% as of December 31, 2025 and 0.16% as of March 31, 2025. Annualized net charge-offs were 0.04% for the first quarter of 2026, compared to 0.10% for the fourth quarter of 2025 and 0.07% for the first quarter of 2025.

Capital

Book value per share increased to $30.90 at March 31, 2026, compared to $30.31 at December 31, 2025. The change was primarily driven by $11.8 million of net income after dividends paid during the first quarter of 2026. The ratio of tangible common equity to tangible assets (non-GAAP) decreased 13 basis points to 10.48% at March 31, 2026 based on growth in assets during the first quarter of 2026.

Conference Call

South Plains will host a conference call to discuss its first quarter 2026 financial results today, April 28, 2026, at 5:00 p.m., Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-9716 (international callers please dial 1-201-493-6779) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call and conference materials will be available on the Company’s website at https://www.spfi.bank/news-events/events.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 13759880. The replay will be available until May 12, 2026.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include Tangible Book Value Per Share, Tangible Common Equity to Tangible Assets, and Pre-Tax, Pre-Provision Income. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect South Plains’ current views with respect to future events and South Plains’ financial performance. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Factors that could cause such changes include, but are not limited to, the impact on us and our customers of a decline in general economic conditions and any regulatory responses thereto; slower economic growth rates or potential recession in the United States and our market areas uncertainty or perceived instability in the banking industry as a whole; increased competition for deposits in our market areas among traditional and nontraditional financial services companies, and related changes in deposit customer behavior; the impact of changes in market interest rates, whether due to a continuation of the elevated interest rate environment or further reductions in interest rates and a resulting decline in net interest income; the lingering inflationary pressures, and the risk of the resurgence of elevated levels of inflation, in the United States and our market areas; the uncertain impacts of  current and future monetary policies of the Board of Governors of the Federal Reserve System; changes in unemployment rates in the United States and our market areas; adverse changes in customer spending, borrowing and savings habits; declines in commercial real estate values and prices; a deterioration of the credit rating for U.S. long-term sovereign debt or the impact of uncertain or changing political conditions, including federal government shutdowns and uncertainty regarding United States fiscal debt, deficit and budget matters; cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks; severe weather, natural disasters, military conflicts (including the conflicts in the Middle East, the possible expansion of such conflicts and potential geopolitical and economic consequences), acts of terrorism, geopolitical instability, domestic civil unrest or other external events, including as a result of the impact of the policies of the current U.S. presidential administration or Congress; the impacts of tariffs, sanctions, and other trade policies of the United States and its global trading counterparts and the resulting impact on the Company and its customers; competition and market expansion opportunities; changes in non-interest expenditures or in the anticipated benefits of such expenditures; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learning; potential costs related to the impacts of climate change; current or future litigation, regulatory examinations or other legal and/or regulatory actions; our ability to recognize the expected benefits and synergies of our completed acquisitions; changes in accounting principles and standards, including those related to loan loss recognition under the current expected credit loss, or CECL, methodology; and changes in applicable laws, regulations, or policies in the United States. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of such documents, and other documents South Plains files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by applicable law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)

	As of and for the quarter ended
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Selected Income Statement Data:
Interest income	$62,632	$63,421	$64,520	$64,135	$59,922
Interest expense	19,780	20,471	21,501	21,632	21,395
Net interest income	42,852	42,950	43,019	42,503	38,527
Provision for credit losses	260	1,775	500	2,500	420
Noninterest income	11,295	10,934	11,165	12,165	10,625
Noninterest expense	35,526	33,023	33,024	33,543	33,030
Income tax expense	3,816	3,832	4,342	4,020	3,408
Net income	14,545	15,254	16,318	14,605	12,294
Per Share Data (Common Stock):
Net earnings, basic	$0.89	$0.94	$1.00	$0.90	$0.75
Net earnings, diluted	0.85	0.90	0.96	0.86	0.72
Cash dividends declared and paid	0.17	0.16	0.16	0.15	0.15
Book value	30.90	30.31	29.41	27.98	27.33
Tangible book value (non-GAAP)	29.65	29.05	28.14	26.70	26.05
Weighted average shares outstanding, basic	16,318,570	16,248,336	16,241,695	16,231,627	16,415,862
Weighted average shares outstanding, dilutive	17,036,334	16,996,517	16,990,546	16,886,993	17,065,599
Shares outstanding at end of period	16,342,219	16,293,577	16,247,839	16,230,475	16,235,647
Selected Period End Balance Sheet Data:
Cash and cash equivalents	$722,000	$552,439	$635,046	$470,496	$536,300
Investment securities	602,852	567,540	571,138	570,000	571,527
Total loans held for investment	3,103,529	3,144,502	3,053,503	3,098,978	3,075,860
Allowance for credit losses	44,822	45,131	44,125	45,010	42,968
Total assets	4,646,374	4,480,500	4,479,437	4,363,674	4,405,209
Interest-bearing deposits	2,993,469	2,850,560	2,831,642	2,740,179	2,826,055
Noninterest-bearing deposits	1,034,117	1,023,517	1,049,501	998,759	966,464
Total deposits	4,027,586	3,874,077	3,881,143	3,738,938	3,792,519
Borrowings	60,493	60,493	60,493	111,799	110,400
Total stockholders’ equity	504,939	493,837	477,802	454,074	443,743
Summary Performance Ratios:
Return on average assets (annualized)	1.31%	1.36%	1.47%	1.34%	1.16%
Return on average equity (annualized)	11.81%	12.46%	13.89%	13.05%	11.30%
Net interest margin (1)	4.04%	4.00%	4.05%	4.07%	3.81%
Yield on loans	6.83%	6.79%	6.92%	6.99%	6.67%
Cost of interest-bearing deposits	2.64%	2.75%	2.87%	2.91%	2.93%
Efficiency ratio	65.33%	61.02%	60.69%	61.11%	66.90%
Summary Credit Quality Data:
Nonperforming loans	$4,995	$9,805	$9,709	$10,463	$6,467
Nonperforming loans to total loans held for investment	0.16%	0.31%	0.32%	0.34%	0.21%
Other real estate owned	$994	$1,749	$1,827	$535	$600
Nonperforming assets to total assets	0.13%	0.26%	0.26%	0.25%	0.16%
Allowance for credit losses to total loans held for investment	1.44%	1.44%	1.45%	1.45%	1.40%
Net charge-offs to average loans outstanding (annualized)	0.04%	0.10%	0.16%	0.06%	0.07%

	As of and for the quarter ended
	March 31 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Capital Ratios:
Total stockholders’ equity to total assets	10.87%	11.02%	10.67%	10.41%	10.07%
Tangible common equity to tangible assets (non-GAAP)	10.48%	10.61%	10.25%	9.98%	9.64%
Common equity tier 1 to risk-weighted assets	14.80%	14.45%	14.41%	13.86%	13.59%
Tier 1 capital to average assets	12.68%	12.53%	12.37%	12.12%	12.04%
Total capital to risk-weighted assets	17.61%	17.26%	17.34%	18.17%	17.93%

(1)	Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	March 31, 2026			March 31, 2025

	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Loans (1)	$3,130,166	$52,684	6.83%	$3,074,568	$50,577	6.67%
Debt securities - taxable	490,111	4,285	3.55%	510,354	4,692	3.73%
Debt securities - nontaxable	153,265	1,080	2.86%	153,229	1,014	2.68%
Other interest-bearing assets	556,539	4,817	3.51%	386,979	3,859	4.04%

Total interest-earning assets	4,330,081	62,866	5.89%	4,125,130	60,142	5.91%
Noninterest-earning assets	180,943			171,683

Total assets	$4,511,024			$4,296,813

Liabilities & stockholders’ equity
NOW, Savings, MMDA’s	$2,467,478	15,054	2.47%	$2,302,344	15,511	2.73%
Time deposits	436,649	3,824	3.55%	441,895	4,316	3.96%
Short-term borrowings	3	—	0.00%	3	—	0.00%
Notes payable & other long-term borrowings	—	—	0.00%	—	—	0.00%
Subordinated debt	14,100	243	6.99%	63,984	835	5.29%
Junior subordinated deferrable interest debentures	46,393	659	5.76%	46,393	733	6.41%

Total interest-bearing liabilities	2,964,623	19,780	2.71%	2,854,619	21,395	3.04%
Demand deposits	989,518			934,775
Other liabilities	57,355			66,073
Stockholders’ equity	499,528			441,346

Total liabilities & stockholders’ equity	$4,511,024			$4,296,813

Net interest income		$43,086			$38,747
Net interest margin (2)			4.04%			3.81%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of
	March 31, 2026	December 31, 2025

Assets
Cash and due from banks	$45,881	$58,318
Interest-bearing deposits in banks	676,119	494,121
Securities available for sale	602,852	567,540
Loans held for sale	17,203	9,993
Loans held for investment	3,103,529	3,144,502
Less: Allowance for credit losses	(44,822)	(45,131)
Net loans held for investment	3,058,707	3,099,371
Premises and equipment, net	51,585	51,563
Goodwill	19,315	19,315
Intangible assets	1,012	1,133
Mortgage servicing rights	24,611	24,041
Other assets	149,089	155,105
Total assets	$4,646,374	$4,480,500

Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$1,034,117	$1,023,517
Interest-bearing deposits	2,993,469	2,850,560
Total deposits	4,027,586	3,874,077
Short-term borrowings	—	—
Subordinated debt	14,100	14,100
Junior subordinated deferrable interest debentures	46,393	46,393
Other liabilities	53,356	52,093
Total liabilities	4,141,435	3,986,663
Stockholders’ Equity
Common stock	16,342	16,294
Additional paid-in capital	91,244	91,065
Retained earnings	445,971	434,197
Accumulated other comprehensive income (loss)	(48,618)	(47,719)
Total stockholders’ equity	504,939	493,837
Total liabilities and stockholders’ equity	$4,646,374	$4,480,500

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2026	March 31, 2025

Interest income:
Loans, including fees	$52,677	$50,570
Other	9,955	9,352
Total interest income	62,632	59,922
Interest expense:
Deposits	18,878	19,827
Subordinated debt	243	835
Junior subordinated deferrable interest debentures	659	733
Other	—	—
Total interest expense	19,780	21,395
Net interest income	42,852	38,527
Provision for credit losses	260	420
Net interest income after provision for credit losses	42,592	38,107
Noninterest income:
Service charges on deposits	2,255	2,141
Mortgage banking activities	3,918	2,113
Bank card services and interchange fees	3,216	3,379
Other	1,906	2,992
Total noninterest income	11,295	10,625
Noninterest expense:
Salaries and employee benefits	20,154	19,441
Net occupancy expense	3,953	4,027
Professional services	2,955	1,730
Marketing and development	1,001	905
Other	7,463	6,927
Total noninterest expense	35,526	33,030
Income before income taxes	18,361	15,702
Income tax expense	3,816	3,408
Net income	$14,545	$12,294

South Plains Financial, Inc.
Loan Composition
(Unaudited)
(Dollars in thousands)

	As of
	March 31, 2026	December 31, 2025

Loans:
Commercial Real Estate	$1,052,951	$1,064,625
Commercial - Specialized	384,861	409,351
Commercial - General	654,634	659,323
Consumer:
1-4 Family Residential	589,026	589,851
Auto Loans	256,056	259,157
Other Consumer	62,557	62,092
Construction	103,444	100,103
Total loans held for investment	$3,103,529	$3,144,502

South Plains Financial, Inc.
Deposit Composition
(Unaudited)
(Dollars in thousands)

	As of
	March 31, 2026	December 31, 2025

Deposits:
Noninterest-bearing deposits	$1,034,117	$1,023,517
NOW & other transaction accounts	1,276,159	1,307,596
MMDA & other savings	1,275,974	1,111,529
Time deposits	441,336	431,435
Total deposits	$4,027,586	$3,874,077

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	For the quarter ended
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Pre-tax, pre-provision income
Net income	$14,545	$15,254	$16,318	$14,605	$12,294
Income tax expense	3,816	3,832	4,342	4,020	3,408
Provision for credit losses	260	1,775	500	2,500	420
Pre-tax, pre-provision income	$18,621	$20,861	$21,160	$21,125	$16,122

	As of
	March 31, 2026	December 31, 2025	September 30, 2025		June 30, 2025		March 31, 2025
Tangible common equity
Total common stockholders’ equity	$504,939	$493,837	$	$ 477,802	$	$ 454,074	$	$ 443,743
Less: goodwill and other intangibles	(20,327)	(20,448)		(20,580)		(20,732)		(20,884)

Tangible common equity	$484,612	$473,389	$	$ 457,222	$	$ 433,342	$	$ 422,859

Tangible assets
Total assets	$4,646,374	$4,480,500	$	$ 4,479,437	$	$ 4,363,674	$	$ 4,405,209
Less: goodwill and other intangibles	(20,327)	(20,448)		(20,580)		(20,732)		(20,884)

Tangible assets	$4,626,047	$4,460,052	$	$ 4,458,857	$	$ 4,342,942	$	$ 4,384,325

Shares outstanding	16,342,219	16,293,577		16,247,839		16,230,475		16,235,647

Total stockholders’ equity to total assets	10.87%	11.02%		10.67%		10.41%		10.07%
Tangible common equity to tangible assets	10.48%	10.61%		10.25%		9.98%		9.64%
Book value per share	$30.90	$30.31		$29.41		$27.98		$27.33
Tangible book value per share	$29.65	$29.05		$28.14		$26.70		$26.05